Exhibit 99.1

ClearPoint Neuro Announces Transition Plan for New Chief Financial Officer

Danilo D’Alessandro will Succeed Harold A. Hurwitz who Plans to Retire in 2021

IRVINE, CA, September 14, 2020 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) is pleased to announce that global medical device financial executive Danilo D’Alessandro has been appointed the Company’s next Chief Financial Officer (CFO) succeeding Harold A. (Hal) Hurwitz who plans to retire in 2021. Mr. D’Alessandro will join the Company on September 29, 2020 initially as Vice President of Finance. Mr. D’Alessandro will assume the CFO position on January 1, 2021.

Mr. D’Alessandro has an extensive background in global corporate finance, financial planning and growth, and mergers & acquisitions (M&A). Mr. D’Alessandro most recently served as the global Head of Finance of the Image Guided Therapy Devices division at Philips, a business unit representing cumulative inorganice investments of approximately $4 bn and more than 3,000 employees. Over the past 5 years (2015-2020), he led the finance and accounting function of the Image Guided Therapy Devices division and was instrumental in driving double-digit growth and a significant step-up in profitability over the course of his tenure. Prior to that, he held a variety of senior roles at Philips in Finance and M&A, both in the United States and the Netherlands. Mr. D’Alessandro completed an Undergraduate degree in Institutions and Financial Markets Management at Università Bocconi and a Master of Science in Accounting and Finance from the University of Bath.

“We are very excited for both Hal and Danilo as they enter this next chapter of their lives and their careers,” commented Joe Burnett, President and CEO of ClearPoint Neuro. “Hal has been a tremendous partner and friend over the past years, and his commitment and contributions have been invaluable to the Company and our accomplishments. In the last two years alone, we completed two positive financing rounds, restructured all of our debt out until 2025, renamed the Company to ClearPoint Neuro, Inc. (CLPT), uplisted CLPT to the Nasdaq Capital Market and initiated analyst coverage for the first time. These are feats that normally define a career, and we are excited for Hal’s well-earned transition into an active retirement during which he will consult and perform external board services.”

“Danilo is the perfect fit for ClearPoint Neuro’s next chapter,” continued Burnett. “His industry expertise coupled with the rigor and discipline for management reporting learned at a sophisticated healthcare leader like Philips will serve us well as our business grows in both revenue and complexity. Our ambition to expand the ClearPoint portfolio globally is paramount and is complemented by Danilo’s experience in International Markets and business development, including mergers and acquisitions. We are all excited to get started and know that Hal will be a terrific coach and mentor to ensure an effective transition.”

“I look forward to becoming a valuable member of the ClearPoint Neuro team,” said Mr. D’Alessandro. “It is an honor to join at such an exciting inflection point of growth and to help in the development of innovative therapies for such an underserved patient population. We truly believe that we can help these patients and restore quality of life."

About ClearPoint Neuro

ClearPoint Neuro’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep-brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics and gene therapy to the brain. The ClearPoint® Neuro Navigation System has FDA clearance, is CE-marked, and is installed in 60 active clinical sites in the United States. The Company’s SmartFlow® cannula is being used in partnership or evaluation with more than 20 individual biologics and drug delivery companies in various stages from preclinical research to late stage regulatory trials. To date, more than 3,500 cases have been performed and supported by the Company’s field-based clinical specialist team which offers support and services for our partners. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the impact of COVID-19 and the measures adopted to contain its spread; future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and estimates regarding the sufficiency of the Company’s cash resources. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020, all of which have been filed with the Securities and Exchange Commission.

Contact:

Jacqueline Keller, Vice President, Marketing

(949) 900-6833

jkeller@clearpointneuro.com